MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE	For More Information Contact:
JANUARY 25, 2006	Susan Knight, Chief Financial Officer
(952) 937-4000
Paul Runice, Treasurer
(952) 937-4003

MTS Reports 8% Increase in First Quarter EPS Before Stock Compensation Expense; Confirms 2006 Guidance

Eden Prairie, Minn., January 25, 2006 – MTS Systems Corporation (NASDAQ: MTSC) today reported net income of $8.0 million, or $0.40 per diluted share, including $0.7 million of stock compensation expense, for its first quarter ended fiscal 2006, a decrease of 2 percent compared to net income of $8.2 million, or $0.40 per diluted share, for first quarter fiscal 2005. Excluding the impact of the accounting change to expense stock compensation, first quarter earnings per diluted share would have been $0.43, an increase of 8 percent over the comparable period in fiscal 2005.

“MTS delivered earnings for the quarter in line with our expectations,” said Sidney W. Emery, Jr., Chairman and CEO. “Despite the negative impact of currency, orders grew 7 percent, reflecting the diversity of our customer base, and included our first multi-million dollar NASCAR order. We are also pleased with the earnings results, particularly the gross profit improvements in both segments, which partially offset planned increases in R&D and marketing expense related to initiatives targeted at building market share. While revenue may continue to be under pressure from currency rate changes in the remainder of the year, we are confirming our fiscal 2006 revenue guidance of $395-$405 million. The outlook for earnings per share also remains unchanged at $1.66-$1.76, which includes a $0.14 per share impact of stock compensation expense.”

First quarter orders increased to $96.9 million, up 7 percent compared to $90.5 million for first quarter fiscal 2005. The current quarter’s results reflect solid growth in both business segments, particularly in North America. Although orders exceeded revenue in the quarter, backlog decreased 2 percent, to $216 million from $220 million, due to the negative impact of currency translation.

Revenue for the first quarter was $91.8 million, a decrease of 1 percent compared to revenue of $93.1 million for first quarter fiscal 2005. This decrease was due primarily to an estimated $5 million unfavorable impact of currency translation, partially offset by increased short-cycle and service business in the Test segment and continued growth in the Industrial segment.

Gross profit as a percent of revenue improved 1.5 points to 44.2 percent for first quarter 2006 from 42.7 percent for first quarter fiscal 2005, with positive results in both segments. Gross profit for the quarter was favorably impacted by reduced warranty expense and favorable capacity utilization in the Test segment and increased volume in the Industrial segment, partially offset by unfavorable Test segment product mix. First quarter income from operations was $12.3 million, a decrease of 12 percent compared to income from operations of $13.9 million for first quarter fiscal 2005, as favorable gross profit was offset by planned increases in operating expenses and $0.9 million of stock compensation expense.

MTS News Release

Cash, cash equivalents and short-term investments at the end of the first quarter totaled $144 million, compared to $160 million at the end of fiscal year 2005, reflecting the use of $22.2 million in cash to purchase shares of the Company’s common stock during the first quarter.

Segment Results

Test Segment:

Test segment orders totaled $81.7 million for first quarter fiscal 2006, an increase of 7 percent compared to orders of $76.5 million for first quarter fiscal 2005, due to increased volume in North America, partially offset by decreased volume in Europe and Asia and the unfavorable impact of currency translation. Backlog decreased 2 percent in the quarter, to $210 million from $214 million, primarily due to the unfavorable impact of currency translation, partially offset by increased order volume. First quarter revenue was $76.8 million, a decrease of 3 percent compared to $79.1 million for first quarter fiscal 2005, reflecting an estimated $4 million unfavorable impact of currency translation, partially offset by increased short-cycle and service business. First quarter gross profit as a percent of revenue was 42.5 percent, an increase of 0.6 percentage points compared to 41.9 percent for first quarter fiscal 2005, primarily due to improved capacity utilization and reduced warranty expense, partially offset by unfavorable product mix. Income from operations for first quarter fiscal 2006 totaled $9.9 million, a decrease of 18 percent compared to income from operations of $12.1 million for first quarter fiscal 2005, reflecting increased R&D and marketing expense associated with operating initiatives, stock compensation expense of $0.8 million, and an estimated $0.5 million unfavorable impact of currency translation.

Industrial Segment:

Industrial segment orders totaled $15.2 million for first quarter fiscal 2006, an increase of 9 percent compared to orders of $14.0 million for first quarter fiscal 2005, reflecting continued growth in the Sensors business across all geographies, partially offset by the unfavorable impact of currency translation. Backlog was essentially flat in the quarter at $6 million. First quarter revenue was $15.0 million, an increase of 7 percent compared to revenue of $14.0 million for first quarter fiscal 2005, driven by increased worldwide volume in the Sensors business, partially offset by an estimated $1.0 million unfavorable impact of currency translation. First quarter gross profit as a percent of revenue was 52.7 percent, an increase of 5.4 percentage points compared to 47.3 percent for first quarter fiscal 2005, primarily due to favorable product mix. Income from operations for first quarter fiscal 2006 was $2.4 million, an increase of 33 percent compared to income from operations of $1.8 million for first quarter fiscal 2005, primarily due to higher volume, partially offset by an estimated $0.2 million unfavorable impact of currency translation.

Non-GAAP Financial Measures

A reconciliation of financial results before and after the impact of stock compensation expense is included in this release as Exhibit A. This reconciliation includes financial measures that do not reflect generally accepted accounting principles (GAAP). These non-GAAP financial measures are provided for additional clarification of the Company’s financial performance. Investors should consider these non-GAAP financial measures in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP.

First Quarter Conference Call

A conference call will be held on Thursday, January 26, at 10:00 a.m. ET (9:00 a.m. CT). Call +1-773-756-0439; state the passcode “MTS First Quarter.” Telephone re-play will be available through 11:59 p.m. ET, February 15, 2006. Call +1-402-998-1584.

MTS News Release

If you prefer to listen live over the Internet, please log on to the web at <http://www.mts.com/news/financial_news.htm> and click on the webcast image. The call will be archived through 6:00 p.m. ET, April 25, 2006.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 1,549 employees and revenue of $374 million for the fiscal year ended October 1, 2005. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the factors discussed above, other important risk factors are delineated in the Company’s SEC reports, including Form 10-K for the year ended October 1, 2005.

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Statements of Income
(unaudited - in thousands, except per share data)

	Three Months Ended

	December 31, 2005	January 1, 2005

Revenue:
Product	$79,489	$83,232
Service	12,354	9,849

Total revenue	91,843	93,081

Cost of sales:
Product	45,015	48,118
Service	6,259	5,227

Total cost of sales	51,274	53,345

Gross profit	40,569	39,736

Operating expenses:
Selling	16,004	15,183
General and administrative	8,104	6,921
Research and development	4,147	3,715

Total operating expenses	28,255	25,819

Income from operations	12,314	13,917

Interest expense	(454)	(595)
Interest income	682	405
Other income, net	25	155

Income before income taxes and discontinued operations	12,567	13,882
Provision for income taxes	4,611	5,150

Income before discontinued operations	7,956	8,732

Discontinued operations:
Loss from discontinued operations, net of tax	—	(540)

Net income	$7,956	$8,192

Earnings per share:
Basic-
Income before discontinued operations	$0.41	$0.44
Discontinued operations:
Loss from discontinued operations, net of tax	—	(0.02)

Earnings per share	$0.41	$0.42

Weighted average number of common shares outstanding - basic	19,454	19,709

Diluted-
Income before discontinued operations	$0.40	$0.42
Discontinued operations:
Loss from discontinued operations, net of tax	—	(0.02)

Earnings per share	$0.40	$0.40

Weighted average number of common shares outstanding - diluted	20,004	20,595

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Balance Sheets
(unaudited - in thousands, except per share data)

	December 31, 2005	October 1, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$89,750	$83,143
Short-term investments	54,177	76,650
Accounts receivable, net of allowances for doubtful accounts	70,374	64,363
Unbilled accounts receivable	26,440	25,093
Inventories	37,877	38,029
Prepaid expenses	4,450	2,600
Current deferred tax assets	6,403	6,415
Other current assets	2,990	2,351
Assets of discontinued operations	1,524	1,710

Total current assets	293,985	300,354

Property and Equipment:
Land	1,668	1,668
Buildings and improvements	40,751	40,906
Machinery and equipment	74,143	72,837
Accumulated depreciation	(74,024)	(72,458)

Total property and equipment, net	42,538	42,953

Goodwill	4,408	4,423
Other assets	2,185	2,291
Non-current deferred tax assets	1,674	1,711

Total Assets	$344,790	$351,732

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Current Liabilities:
Notes payable	$1,502	$1,582
Current maturities of long-term debt	6,691	6,708
Accounts payable	16,995	16,142
Accrued payroll-related costs	21,445	31,059
Advance payments from customers	67,375	49,901
Accrued warranty costs	5,045	5,333
Accrued income taxes	2,794	3,643
Current deferred income taxes	3,699	3,767
Other accrued liabilities	17,105	15,026
Liabilities of discontinued operations	621	890

Total current liabilities	143,272	134,051

Deferred income taxes	2,298	2,310
Long-term debt, less current maturities	15,673	15,673
Other long-term liabilities	11,307	11,266

Total Liabilities	172,550	163,300

Shareholders’ Investment:
Common stock, $.25 par; 64,000 shares authorized:
19,072 and 19,664 shares issued and outstanding	4,768	4,916
Retained earnings	159,372	173,487
Accumulated other comprehensive income	8,100	10,029

Total shareholders’ investment	172,240	188,432

Total Liabilities and Shareholders’ Investment	$344,790	$351,732

MTS News Release

EXHIBIT A

MTS SYSTEMS CORPORATION
Stock Compensation Expense Reconciliation
(unaudited - in thousands, except per share data)

	Three Months Ended

	December 31, 2005	January 1, 2005

Revenue	$91,843	$93,081

Gross profit:
Before stock compensation expense	$40,687	$39,736
Stock compensation expense	118	—

Gross profit	$40,569	$39,736

Operating expenses:
Selling expense before stock compensation expense	$15,729	$15,183
Stock compensation expense	275	—

Selling expense	$16,004	$15,183

General and administrative expense before stock compensation expense	$7,601	$6,921
Stock compensation expense	503	—

General and administrative expense	$8,104	$6,921

Research and development expense before stock compensation expense	$4,127	$3,715
Stock compensation expense	20	—

Research and development expense	$4,147	$3,715

Total operating expenses before stock compensation expense	$27,457	$25,819
Stock compensation expense	798	—

Total operating expenses	$28,255	$25,819

Income from operations:
Before stock compensation expense	$13,230	$13,917
Stock compensation expense	916	—

Income from operations	$12,314	$13,917

Net income:
Before stock compensation expense	$8,633	$8,192
Stock compensation expense	677	—

Net income	$7,956	$8,192

Earnings per share - diluted:
Before stock compensation expense	$0.43	$0.40
Stock compensation expense	0.03	—

Earnings per share - diluted	$0.40	$0.40